Exhibit 10.7

VOTING AGREEMENT

between

SCULPTOR DIVERSIFIED REAL ESTATE INCOME TRUST, INC.,

and

THE STATE OF OREGON, BY AND THROUGH THE OREGON INVESTMENT

COUNCIL ON BEHALF OF THE OREGON PUBLIC EMPLOYEES RETIREMENT

FUND

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), dated as of December 22, 2022, is between The State of Oregon, by and through the Oregon Investment Council on behalf of the Oregon Public Employees Retirement Fund (the “Stockholder”) and Sculptor Diversified Real Estate Income Trust, Inc., a Maryland corporation (“SDREIT”). SDREIT and the Stockholder are each sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H

WHEREAS, concurrently with the execution of this Agreement, the Parties are entering into subscription documents and a Letter Agreement (defined below) pursuant to which SDREIT is issuing and the Stockholder is purchasing 15,000,000 shares (the “Initial Shares”) of Class F common stock of SDREIT;

WHEREAS, in order to induce SDREIT to issue the Initial Shares, the Stockholder is willing to make certain representations, warranties, covenants, and agreements as set forth in this Agreement with respect to the Initial Shares and, as contemplated by Section 5 hereof, any additional shares of common stock of SDREIT (“Common Stock”) that become Beneficially Owned (as defined below) by the Stockholder (collectively, the “Shares”); and

WHEREAS, as a condition to its willingness to issue the Initial Shares, SDREIT has required that the Stockholder, and the Stockholder has agreed to, execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth below and for other good and valuable consideration, the receipt, sufficiency, and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1.	DEFINITIONS.

When used in this Agreement, the following terms in all of their tenses, cases, and correlative forms shall have the meanings assigned to them in this Section 1.

“Agreement” shall have the meaning given in the preamble to this Agreement.

“Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance). For the avoidance of doubt, “Beneficially Own” and “Beneficial Ownership” shall also include record ownership of securities.

“Beneficial Owner” shall mean the Person who Beneficially Owns the referenced securities.

“SDREIT” shall have the meaning given in the preamble to this Agreement.

“Common Stock” shall have the meaning given in the preamble to this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Expiration Time” shall have the meaning given in Section 6 of this Agreement.

“Law” shall mean any and all domestic (federal, state or local) or foreign laws (including common law), rules, regulations, statutes, codes, ordinances, directives and orders promulgated by any U.S. federal, state or local government or any foreign government, or any other governmental or quasi-governmental regulatory, judicial or administrative authority, instrumentality, board, bureau, agency, commission, self-regulatory organization, arbitrator, arbitration panel or similar entity, including all laws, regulations and rules related to anti-bribery, anti-corruption and anti-money laundering.

“Letter Agreement” shall mean the letter agreement dated the date hereof between the Parties relating to, among other things, the Stockholder’s obligation not to seek redemption of the Shares for the period of time set forth therein.

“Neutral Shares” shall have the meaning given in Section 3(a) of this Agreement.

“Original Shares” shall have the meaning given in the preamble to this Agreement.

“Party” or “Parties” shall have the meaning given in the preamble to this Agreement.

“Person” shall mean an individual, corporation, partnership, limited partnership, limited liability company, group (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization.

“Shares” shall have the meaning given in the preamble to this Agreement.

“Stockholder” shall have the meaning given in the preamble to this Agreement.

2.	REPRESENTATIONS OF STOCKHOLDER.

The Stockholder represents and warrants to SDREIT that:

(a)             Ownership of Shares. Upon the issuance of the Original Shares, the Stockholder: (i) is the Beneficial Owner of all of the Original Shares free and clear of any proxy, voting restriction, adverse claim, or other liens, other than those created by this Agreement or under applicable federal or state securities laws; and (ii) has the sole voting power over all of the Original Shares. Except pursuant to this Agreement, there are no options, warrants, or other rights, agreements, arrangements, or commitments of any character to which the Stockholder is a party relating to the pledge, disposition, or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares.

(b)             Power and Authority; Binding Agreement. The Stockholder has full power and authority to enter into, execute, and deliver this Agreement and to perform fully its obligations hereunder (including the proxy described in Section 3(b) below). This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes the legal, valid, and binding obligation of the Stockholder, enforceable against it in accordance with its terms.

(c)             No Conflict. The execution and delivery of this Agreement by the Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Law.

(d)             No Consents. No consent, approval, order, or authorization of, or registration, declaration, or filing with, any governmental authority or any other Person on the part of the Stockholder is required in connection with the valid execution and delivery of this Agreement.

(e)             No Litigation. There is no action pending against, or, to the knowledge of the Stockholder, threatened against or affecting, the Stockholder that could reasonably be expected to materially impair or materially adversely affect the ability of the Stockholder to perform the Stockholder’ obligations hereunder or to consummate the transactions contemplated by this Agreement on a timely basis.

3.	AGREEMENT TO VOTE SHARES; IRREVOCABLE PROXY.

(a)             Agreement to Vote and Approve. The Stockholder irrevocably and unconditionally agrees, prior to the Expiration Time, at any annual or special meeting of SDREIT called, and at every adjournment or postponement thereof, and on every action or approval by written consent or consents of the SDREIT stockholders with respect to any matters, to vote or cause the holder of record to vote the Shares in a neutral manner. As used herein, “neutral manner” shall mean in direct proportion to the Stockholder’s Beneficial Ownership of voting securities of SDREIT (excluding any and all voting securities Beneficially Owned by Stockholder) that are actually voted on a proposal submitted to SDREIT’s stockholders for approval. By way of example only, if 100,000 voting securities that are not Beneficially Owned by Stockholder are cast with 60,000 of such shares voting FOR a proposal, 30,000 of such shares voting AGAINST a proposal and 10,000 of such shares abstaining, then, with respect to the Shares subject to a neutral manner voting requirement, the Stockholder shall vote 60% FOR the proposal, 30% AGAINST the proposal and abstain with respect to 10% of the Shares. Notwithstanding the foregoing, the Stockholder shall not be required to vote in a neutral manner with respect to (i) any vote on the dissolution of SDREIT pursuant to Section 11.10 of its charter; (ii) a proposed amendment to the SDREIT organizational documents that would adversely alter or impact Stockholder’s economic rights as a holder of shares of Class F common stock (including the amount of performance fees and management fees to be paid by Stockholder), governance rights, information rights, or liquidity rights relative to those of holders of another class of Common Stock; and (iii) any Shares that represent 9.9% or less of the outstanding voting stock of SDREIT. All of the Shares that must be voted in a neutral manner are referred to herein as the “Neutral Shares.”

(b)             Irrevocable Proxy. The Stockholder hereby appoint SDREIT and any designee of SDREIT, and each of them individually, as their proxies, with full power of substitution and resubstitution, to vote during the term of this Agreement with respect to the Neutral Shares in accordance with Section 3(a). This proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy granted by the Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy, and shall revoke any and all prior proxies granted by the Stockholder with respect to the Neutral Shares. The Stockholder shall provide written notice of this irrevocable proxy to any transferee of the Shares. The proxy granted hereunder shall automatically terminate upon the Expiration Time.

4.	NO VOTING TRUSTS OR OTHER ARRANGEMENT.

The Stockholder agree that during the term of this Agreement the Stockholder will not, and will not permit any entity under the Stockholder’ control to, deposit any of the Neutral Shares in a voting trust, grant any proxies with respect to the Neutral Shares, or subject any of the Neutral Shares to any arrangement with respect to the voting of the Neutral Shares other than agreements entered into with SDREIT.

5.	ADDITIONAL SHARES.

The Stockholder agrees that all shares of SDREIT Common Stock that the Stockholder purchases, acquires the right to vote, or otherwise acquires Beneficial Ownership of after the execution of this Agreement and prior to the Expiration Time shall be subject to the terms and conditions of this Agreement and shall constitute Shares, as applicable, for all purposes of this Agreement. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares, or the like of the capital stock of SDREIT affecting the Shares, the terms of this Agreement shall apply to the resulting securities and such resulting securities shall be deemed to be “Shares” for all purposes of this Agreement.

6.	TERMINATION.

This Agreement shall terminate upon the earliest to occur of (the “Expiration Time”): (a) the date on which the Shares constitute 9.9% or less of the outstanding Common Stock; (b) 27 months from the date hereof if SDREIT has not raised equity capital of at least $150 million from investors other than the Stockholder; and (c) the termination of this Agreement by mutual written consent of the Parties. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, nothing in this Section 6 shall relieve or otherwise limit the liability of any Party for any intentional breach of this Agreement prior to such termination.

7.	FURTHER ASSURANCES.

The Stockholder agrees, from time to time, and without additional consideration, to execute and deliver such additional proxies, documents, and other instruments and to take all such further action as SDREIT may reasonably request to consummate and make effective the transactions contemplated by this Agreement.

8.	SPECIFIC PERFORMANCE.

Each Party hereto acknowledges that it will be impossible to measure in money the damage to the other Party if a Party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other Party will not have an adequate remedy at Law or damages. Accordingly, each Party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at Law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other Party has an adequate remedy at Law. Each Party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other Party’s seeking or obtaining such equitable relief.

9.	ENTIRE AGREEMENT.

This Agreement supersedes all prior agreements, written or oral, between the Parties hereto with respect to the subject matter hereof and contains the entire agreement between the Parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both of the Parties hereto. No waiver of any provisions hereof by either Party shall be deemed a waiver of any other provisions hereof by such Party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such Party.

10.	NOTICES.

All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10):

If to SDREIT:

Sculptor Diversified Real Estate Income Trust, Inc.

9 West 57th Street, 39th Floor

New York, NY 10019

Attn: Steven E. Orbuch, Chair

with copies (which shall not constitute notice) to:

DLA Piper LLP (US)

4141 Parklake Ave., Suite 300

Raleigh, NC 27612

Attn: Robert H. Bergdolt

Email: rob.bergdolt@us.dlapiper.com

If to Stockholder:

The State of Oregon, by and through the

Oregon Investment Council on behalf of the

Oregon Public Employees Retirement Fund (“Investor”)

16290 SW Upper Boones Ferry Road

Tigard, OR 97224

Attn: Chris Ebersole

Email: Christopher.Ebersole@ost.state.or.us

Orrick, Herrington & Sutcliffe, LLP

405 Howard Street

San Francisco, CA 94105

Attn: Dolph M. Hellman

Email: dolphhellman@orrick.com

11.	MISCELLANEOUS.

(a)             Governing Law. This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland). Notwithstanding the foregoing, the Parties hereto agree that all issues of law relating to the governmental authority, and the scope of sovereign and governmental immunities, of Stockholder, or which otherwise must be governed by Oregon law, must be resolved and enforced according to the laws of the State of Oregon, without resort to any jurisdiction’s conflict of law rules or doctrines. Stockholder does not agree to the jurisdiction of any state courts other than those of the State of Oregon or to the jurisdiction of any federal court.

(b)             Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

(c)             Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(d)             Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(e)             Section Headings. All section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(f)              Assignment. Neither Party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party hereto, except that SDREIT may assign, in its sole discretion, all or any of its rights, interests and obligations hereunder to any of its Affiliates. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns. Any assignment contrary to the provisions of this Section 11(f) shall be null and void.

(g)             No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit, or remedy of any nature under or by reason of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

SCULPTOR DIVERSIFIED REAL ESTATE INCOME TRUST, INC., a Maryland corporation

By:	/s/ Steven E. Orbuch
Name: Steven E. Orbuch
Title: President

THE STATE OF OREGON, BY AND THROUGH THE OREGON INVESTMENT COUNCIL ON BEHALF OF THE OREGON PUBLIC EMPLOYEES RETIREMENT FUND

By:	/s/ Michael Langdon
Name: Michael Langdon
Title: Director of Private Markets

(Signature page to Voting Agreement)